January 28, 2010

TO:	All Stockholders (Individually Addressed)
SUBJECT:	Report for the Month

At the Bank

FHLBNY Declares a 5.60% Dividend for the Fourth Quarter of 2009

Your Board of Directors has declared a cash dividend for the fourth quarter of 2009 at the rate of 5.60 percent (annualized). The dollar amount of the fourth quarter dividend will be approximately $74 million. The dividend will be distributed to member financial institutions on January 29, 2010.

The dividend reflects the FHLBNY’s low-risk profile and conservative investment strategy. The payout represents approximately 77 percent of GAAP net income for the quarter. Earnings for the quarter reflect credit charges related to other-than-temporary impairment for our private label MBS investments of $6.5 million, before assessments. The remaining 23 percent of net income will be put into the FHLBNY’s retained earnings to help stabilize future dividends. After the dividend payment, unrestricted retained earnings as of December 31, 2009, will be approximately $615 million.

The FHLBNY’s dividend rate for the first, second, and third quarters of 2009 was also 5.60 percent, and the total cash dividend paid for these four quarters was approximately $302 million.

The past year was a challenging one for the economy, but the FHLBNY is proud that we have continued to provide a consistent dividend for our members. Please take note that the fourth quarter dividend was paid out in the month after the close of the quarter. Unfortunately, due to complications related to accounting, this will likely be more the exception rather than the rule. As noted in my previous reports and as you have no doubt noticed by the dividend declaration dates, the timing of the dividend payment will vary according to the accounting demands of that quarter. We hope this fluctuation is not inconvenient.

Report from the President
January 28, 2010

We Deliver

The FHLBNY has been, and remains, one of the stronger-performing banks in the Federal Home Loan Bank System. In addition to our consistent dividend, the FHLBNY reported the highest net income in the System for the third quarter of 2009, and for the full year, we expect to announce record net income of approximately $570 million. We have also continued to provide a reliable source of liquidity for our members, with advances of over $90 billion at par in December 2009.

Our advances enable our members to provide much-needed credit within their local communities so that hard-working Americans can own homes, grow businesses, and hold jobs. The FHLBNY also helps our members support their communities through the Affordable Housing Program. Just last week, we announced the second round of funding for 2009. In 2009, the FHLBNY and its members provided $32 million in grants to help fund 76 affordable housing initiatives across the region. As other sources of housing funding have disappeared over the past two years, the AHP has become more important than ever. We are proud of the role we play to help support our members’ contributions to rebuilding and revitalizing their communities.

At the FHLBNY, we remain focused on our mission, the mission that Congress set for us in 1933 and still appreciates in 2010. Our mission, as always, remains to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets. As we begin a new decade, the FHLBNY is committed to remaining focused on providing liquidity to our members, with advances at the core of that strategy; continuing to adhere to a conservative management style to help withstand any further storms in the market; and staying alert to new opportunities to provide value to members through products, services, and financial returns.

The FHLBNY will report fourth quarter and full-year 2009 results in March. We have been proud to deliver solid results for you in 2009. We intend to remain a reliable and consistent source of funding for our members, and we will work to continue to deliver a solid performance in 2010.

Sincerely,

Alfred A. DelliBovi
President

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.